AGREEMENT AND PLAN OF MERGER

Dated the 26th day of September, 2005

PARTIES:

ALAN CASH, an individual resident at 5033 Seachase Street, San Diego, California, 92130

(the “Seller”)

AND:

TERRA-KLEEN RESPONSE GROUP, INC., a corporation incorporated under the laws of Oklahoma

(the “Company”)

AND:

SONIC ENVIRONMENTAL SOLUTIONS INC., a corporation incorporated under the laws of British Columbia

(the “Sonic”)

AND:

SONIC ENVIRONMENTAL SOLUTIONS (USA) INC., a corporation incorporated under the laws of California

(“Merger Sub”)

BACKGROUND:

(A)      The Seller is the registered owner of record and sole beneficial owner of all of the issued and outstanding common stock in the capital of the Company, being 2,500,000 shares of common stock, par value $0.01.

(B)      Merger Sub is a wholly-owned Subsidiary of Sonic.

(C)      The Seller has agreed to a merger of the Company with and into Merger Sub in which the Merger Sub will continue as the surviving entity and as a wholly-owned Subsidiary of Sonic in which the Seller will receive the consideration set forth herein.

AGREEMENTS:

          For good and valuable consideration, the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

1.1    Definitions.

          In this Agreement:

(a)	“Adjustment Amount” has the meaning set forth in Section 3.3;

(b)	“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such first Person.

(c)

“Annual Financial Statements” means the audited annual financial statements for the year ended June 30, 2005 with a comparative unaudited column for June 30, 2004, including balance sheet, statement of stockholders equity, income statement and statement of cash flows, audited by Staley Oakada, auditors to Sonic, or an auditor acceptable to them;

(d)

“Applicable Contract” means any contract (a) under which any TK Company has or may acquire any material rights, (b) under which any TK Company has or may become subject to any material obligation or liability, or (c) which is otherwise material and by which any TK Company or any of the assets owned or used by it is or may become bound;

(e)

“Articles of Merger” means the Short-Form Merger Agreement and such other certificates or instruments as are required to be filed with the Secretaries of State of the States of California and Oklahoma to effect the Merger;

(f)	“Assets” means all material real and personal property in which the TK Companies hold an interest, including leasehold interests and intangible personal property listed in Schedule 4.1(g);

(g)	“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible;

(h)

“Breach” means, with respect to any representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach or failure;

(i)

“Business” means the business of remediating soil and ash containing PCBs, dioxins and pesticides, using the Company’s solvent-based proprietary process, and the business of licensing the use of such process to third parties;

(j)	“Business Day” means a day which is not a Saturday or Sunday nor defined as a “holiday” in the State of California;

(k)	“Closing” means the closing of the Contemplated Transactions, as further described in Part 11 of this Agreement;

(l)	“Closing Date” has the meaning set forth in Section 11.1;

(m)	“Company” has the meaning set forth in the first paragraph of this Agreement;

(n)	“Contaminants” means any contaminant, or pollutant under or pursuant to any applicable Environmental Laws, including, without limitation, Hazardous Materials;

(o)	“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization);

(p)	“Contemplated Transaction” means all of the transactions contemplated by this Agreement, including:

(i) the merger of the Company with Merger Sub;

(ii) the execution, delivery, and performance of the Employment Agreement, the Seller’s Releases and the Escrow Agreement;

(iii) the performance by Sonic and Seller of their respective covenants and obligations under this Agreement; and

(iv) payment of the Purchase Price to the Seller;

(q)	“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding;

(r)

“Costs” means costs and expenses of the Business generated by Sonic and its Subsidiaries for a given period, including the cash compensation paid to Seller pursuant to the Employment Agreement (allocated pro rata to reflect the percentage of Seller’s efforts devoted to managing the Business as opposed to other parts of Sonic’s businesses) general administrative expenses and overhead of the Surviving Corporation, but excluding for this purpose any Sonic overhead allocable to the Business and the Surviving Corporation, and otherwise as would be recorded on an income statement consistent with U.S. GAAP;

(s)

“Disqualifying Event” means, recognizing that the Seller’s personal contributions to the Business after the Closing Date constitute part of the value of the Business that Sonic is acquiring, the effective date of the termination of Seller’s personal contribution to the Business through his own volition after the Closing Date. For convenience of interpretation, such event shall be deemed to have occurred upon the effective date of Seller’s termination by the Surviving Corporation for “cause” or resignation by the Seller from the Surviving Corporation without “Good Reason,” as defined in the Employment Agreement.

(t)	“Effective Time” has the meaning set forth in Section 2.2;

(u)	“Employment Agreement” has the meaning set forth in Section 8.1;

(v)

“Encumbrance” means any mortgage, charge, pledge, hypothecation, lien, security interest, assignment, option, equity, execution, claim or any other title defect or other encumbrance of any kind or nature whatsoever (including any agreement to give any of the foregoing), whether or not registered or registrable or whether consensual or arising by operation of law (statutory or otherwise);

(w)

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource;

(x)

“Environment, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(i)	any environmental, health, or safety matters or conditions (including on- site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(ii)

fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(iii)

financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(iv)	any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law;

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”);

(y)

“Environmental Law” means all applicable laws relating to the contamination or protection of the Environment, including but not limited to laws relating to the storage, generation, use, handling, processing, labelling, transportation, treatment, release and disposal of Contaminants;

(z)	“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law;

(aa)	“Escrow Agreement” has the meaning set forth in paragraph 6.1(c);

(bb)	“Exchange” means the TSX Venture Exchange, or such other primary stock exchange or stock market upon which Sonic’s common shares are listed or quoted at the relevant time;

(cc)	“Facilities” means those items listed under the subheading “Facilities” identified in Schedule 4.1(g);

(dd)	“GAAP” means generally accepted accounting principles, applied on a consistent basis;

(ee)

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement;

(ff)	“Governmental Body” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature;

(gg)

“Hazardous Activity” means the remediation, distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities into any part thereof into the Environment or in connection with the use of the Remediation Equipment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the TK Companies;

(hh)	“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive,

or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including PCB’s and other semi-volatile compounds, petroleum and all derivatives thereof or synthetic substitutes therefor;

(ii)

“Intellectual Property” means (a) all worldwide inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connections therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all know- how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions, manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, (g) all copies and tangible embodiments thereof (in whatever form or medium) and (h) all licenses and agreements in connection therewith;

(jj)

“Interim Period” means the division of each financial year of the Company into four periods of three months each, with the first Interim Period starting on the first day of the Company’s financial year and ending three months thereafter, and the subsequent Interim Periods following in three month increments until completion of the financial year;

(kk)	“IRC” means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law;

(ll)	“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury;

(mm)

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty;

(nn)

“March 31 Financial Statements” means the unaudited financial statements of the Company for the nine month period ended March 31, 2005, which were prepared by Company management for its internal use and are attached to this Agreement as Schedule 4.1(d);

(oo)	“Maximum Net Contribution Payment” means US$8,000,000, less the Net Contribution Payment Threshold and any Stockton Receivable Deficiency;

(pp)	“Merger” has the meaning set forth in Section 2.1;

(qq)	“Merger Sub” has the meaning set forth in the first paragraph of this Agreement;

(rr)	“Net Contribution” means all revenue generated from the Business by Sonic and its Subsidiaries for a given period, less all Costs incurred over such period;

(ss)	“Net Contribution Payment Threshold” has the meaning set forth in paragraph 3.2(d);

(tt)

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions;

(uu)

“Operating Authorities” means the operating licences and permits required from a Governmental Body in connection with the conduct of the Business, including any such licences and permits required pursuant to Environmental Laws;

(vv)

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator;

(ww)	“Ordinary Course of Business” means an action taken by the Company will be deemed to have been taken in the “Ordinary Course of Business” only if:

(i) such action is consistent with the furtherance of the Business, in the good faith judgment of Company management; and

(ii) such action is not required to be authorized by the board of directors of the Company (or by any Person or group of Persons exercising similar authority).

For greater certainty, the execution of a license agreement with respect to the Company's Intellectual Property or the use of the Company's proprietary technology or an agreement to conduct remediation of soil or ash would not constitute the "Ordinary Course of Business";

(xx)	“Organizational Documents” means the articles or certificate of incorporation and the bylaws of a corporation and any amendment to any of the foregoing;

(yy)	“PCB’s” means polychlorinated biphenyls;

(zz)	“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body;

(aaa)

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

(bbb)

“Related Person” means, with respect to any Person, (i) an Affiliate of such first Person, (ii) any Person connected by blood relationship, marriage or adoption to such first Person, (iii) any director, officer or employee of such first Person, or (iv) any Affiliate of any Person described in this paragraph;

(ccc)

“Remediation Equipment” means the equipment and materials used by the TK Companies in the conduct of their Business operations, as specifically identified in the subheading “Remediation Equipment” Schedule 4.1(g);

(ddd)

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors;

(eee)	“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law;

(fff)	“Seller” has the meaning set forth in the first paragraph of this Agreement;

(ggg)	“Seller’s Closing Documents” has the meaning set forth in paragraph 4.1(b);

(hhh)	“Seller’s Knowledge” means the knowledge that the Seller has as at the date of this Agreement, having made due inquiry;

(iii)	“Seller’s Releases” has the meaning set forth in paragraph 6.1(f);

(jjj)	“Shares” means 2,500,000 common shares, par value US$0.01, being all of the issued and outstanding shares in the capital of the Company;

(kkk)

“Short-Form Merger Agreement” means an agreement of merger between the Company and Merger Sub that reflects the terms of the Merger set forth herein and meets the statutory requirements of California and Oklahoma law, but which excludes as many of the details regarding the Contemplated Transactions as is legally permitted.

(lll)	“Sonic” has the meaning set for in the first paragraph of this Agreement;

(mmm)	“Sonic Shares” means common shares in the capital of Sonic;

(nnn)	“Stockton Receivable” means amounts owing to the Company pursuant to a formal claim by the Company against the U.S. Department of Defense for work already performed by the Company at the Stockton Naval Communications Station, Stockton, California;

(ooo)	“Stockton Receivable Deficiency” means US$1,564,186 less the amount of funds received by the Company from the Stockton Receivable;

(ppp)

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, are held by the Owner or one or more of its Subsidiaries;

(qqq)	“Surviving Corporation” has the meaning set forth in Section 2.1;

(rrr)

“Taxes” includes all taxes payable to a Governmental Authority, including all withholding taxes, payroll taxes and statutory deductions relating to employees, franchise taxes, sales taxes and income taxes;

(sss)

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing;

(ttt)	“TK Companies” has the meaning set forth in paragraph 4.1(a); and

(uuu)	“TK Subsidiary” means Terra-Kleen Ltd., a North Carolina corporation.

1.2     Schedules.

          The following are the Schedules attached to and incorporated in this Agreement by reference and are considered to be part of this Agreement:

Schedule 4.1(a)	Corporate Information
Schedule 4.1(d)	March 31 Financial Statements
Schedule 4.1(g)	Assets
Schedule 4.1(l)	Operating Authorities
Schedule 4.1(m)	Environment
Schedule 4.1(n)	Applicable Contracts
Schedule 4.1(o)	Employees
Schedule 4.1(p)	List of Insurance Policies
Schedule 4.1(s)	Intellectual Property
Schedule 8.1	Employment Agreement

PART 2
THE MERGER

2.1     Plan of Merger.

          Upon the terms of this Agreement and subject to the conditions set forth Part 9 and 10 hereof, at the Effective Time (as defined in Section 2.2), the Company shall be merged with and into Merger Sub (the “Merger”). As a result of the Merger, the separate corporate existence of the Company shall cease and the Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.2     Effective Time; Closing.

          At the Closing, the parties hereto shall cause the Merger to be consummated by filing the Articles of Merger with the Secretaries of State of the States of California and Oklahoma in such form as is required by, and executed in accordance with, the relevant provisions of California and Oklahoma Law. The term “Effective Time” means the date and time of the filing of the Articles of Merger with the Secretary of the State of California.

2.3     Effect of the Merger.

          At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4     Articles of Organization; By-Laws.

(a)

At the Effective Time, the Articles of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by California Law and such Articles of Incorporation.

(b)

At the Effective Time, the by-laws of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by California law, the articles of organization of the Surviving Corporation and such by-laws.

(c)

The purposes of the Surviving Corporation shall be as set forth in the articles of organization of the Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided by California law and such articles of organization.

(d)

The total number of shares and the par value, if any, of each class of stock which the Surviving Corporation is authorized to issue shall be as set forth in the articles of organization of the Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided by California law and such articles of organization.

2.5     Directors and Officers.

          The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and by-laws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.6     Additional Actions.

          If at any time after the Effective Time, the Surviving Corporation shall reasonably determine that any further deeds, assignments or assurances or any other acts or things are necessary to (a) vest, perfect, or record in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances and to take all acts necessary and proper to vest, perfect or confirm title to possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such actions.

PART 3
CONVERSION OF SECURITIES

3.1     Merger Consideration.

          Subject to the terms and conditions of this Agreement and based on the representations and warranties of the parties set out in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Sonic, Merger Sub, Seller or the Company, all of the issued and outstanding Shares of the Company will be converted into and entitle the holder to receive consideration set forth in Section 3.2. Such consideration will constitute sole entitlement in respect of the Shares upon the Merger.

3.2     Payment of Merger Consideration.

          In connection with the Merger, the Shares will be converted into the right in favor of the Seller, as the registered holder of such Shares, to receive the following consideration (the “Purchase Price”):

(a)

at the Closing, Sonic will pay an aggregate of U.S.$500,000.00, such amount to be converted to Canadian dollars based on the Bank of Canada noon buying rate for U.S. dollars on the business day immediately preceding the Closing and satisfied through the issue by Sonic to the Seller of Sonic Shares. Such Sonic Shares will be valued at a price per share equal to the greater of Cdn.$2.50 and the average closing price for Sonic Shares on the Exchange for the ten trading days preceding the Closing;

(b)

six months following the Closing, Sonic will pay an additional U.S.$500,000, such amount to be converted to Canadian dollars based on the Bank of Canada noon buying rate for U.S. dollars on the business day immediately preceding the date of payment and satisfied through the issue by Sonic to the Seller of Sonic Shares. Such Sonic Shares will be valued at a price per share equal to the average closing price for Sonic Shares on the Exchange for the twenty trading days preceding the payment date;

(c)

within 45 days of each Interim Period following the Closing, Sonic will pay to Seller 50% of all revenue generated from the Business by the Surviving Corporation in such Interim Period, to a maximum cumulative total of U.S.$500,000 (or such lesser amount as determined by an adjustment pursuant to Section 3.3) in such payments or until three years following the date of this Agreement, whichever is earlier;

(d)

upon there being Net Contributions generated from and after the Closing Date equal to U.S.$1,988,694.70, as may be adjusted by Section 3.3 (the “Net Contribution Payment Threshold”), and so long as no Disqualifying Event shall have occurred, Sonic will thereafter pay to the Seller an amount equal to all Net Contributions generated (“Net Contribution Payments”) until the Company either generates Net Contributions equal to the Maximum Net Contribution Payment or the date that is three years following the Closing Date, whichever is earlier. Sonic will pay Net Contributions as they accrue during each Interim Period commencing on the Interim Period in which the Net Contribution Payment Threshold is achieved and during which no Disqualifying Event has occurred. A Net Contribution that is a negative amount for an Interim Period will not result in any payment by Seller. Payment of a Net Contribution Payment for an Interim Period will be completed no later than 45 days following the end of an applicable Interim Period. Sonic will pay at least 30% of each Net Contribution Payment in cash. The remainder of each Net Contribution Payment will be allocated as between Sonic Shares and cash in an amount to be determined by Sonic, in its sole discretion. To the extent Sonic elects to pay a portion of the Net Contribution Payment through the issue of Sonic Shares, the amount of such payment will be converted to Canadian dollars based on the Bank of Canada noon buying rate for U.S. dollars on the business day immediately preceding the date of payment and the Sonic Shares will be valued at a price per share equal to the average closing price for Sonic Shares on the Exchange for the twenty trading days preceding the payment date; and

(e)

Sonic will pay to Seller an amount equal to 10% of all funds collected by the Surviving Corporation from the Stockton Receivable forthwith following receipt of such funds by the Surviving Corporations.

3.3     Adjustment Amount.

          Forthwith following the Closing Date, the auditors of Sonic shall calculate the amount of aggregate accounts payable, accounts receivable and debt obligations owed by the TK Companies as at the Closing Date. Such calculations will be prepared on a basis consistent with that of the Annual Financial Statements. If such calculation evidences that the aggregate accounts payable, to the extent not offset by accounts receivable, and aggregate debt obligations owed by the TK Companies to arm's length third parties as at the Closing Date exceeds the aggregate accounts payable, to the extent not offset by accounts receivable, and aggregate debt obligations owed by the TK Companies to arm's length third parties as set out in the March 31 Financial Statements by more than U.S.$100,000, Sonic may elect to have the Purchase Price reduced. The reduction in Purchase Price will be equal to the full amount of the excess amount owing as determined above (the "Adjustment Amount"). Such a reduction of the Purchase Price will be effected by reducing the amount payable in paragraph 3.2(c) by an amount equal to 50% of the Adjustment Amount and by increasing the Net Contribution Payment Threshold in paragraph 3.2(d) by an amount equal to 50% of the Adjustment Amount.

PART 4
SELLERS’ REPRESENTATIONS

4.1     Seller’s Representations.

          In order to induce Sonic and Merger Sub to enter into and consummate this Agreement, the Seller and Company represent, jointly and severally, as follows:

(a)

schedule 4.1(a) contains a complete and accurate list for each of the Company and the TK Subsidiary (collectively the “TK Companies”) of its name, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Each TK Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each TK Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, require such qualification, except where the failure to so qualify or be in good standing would not have a material adverse effect on the applicable TK Company. Seller has delivered to Sonic copies of the Organizational Documents of each TK Company, as currently in effect;

(b)

this Agreement and, upon execution by the Seller the Employment Agreement will, constitute legal, valid, and binding obligations of Seller and the Company, enforceable against Seller and the Company in accordance with their terms. Each of Seller and the Company, as the case may be, has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to execute and deliver the Escrow Agreement, the Employment Agreement and the Seller’s Releases (collectively, the “Seller’s Closing Documents”) and to perform his or its obligations under this Agreement and the Seller’s Closing Documents;

(c)	neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)

contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the TK Companies, or (B) any resolution adopted by the board of directors or the stockholders of any TK

Company;

(ii)

contravene, conflict with, or result in a violation of, or give any U.S. Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any TK Company or the Seller, or any of the assets owned or used by any TK Company, may be subject;

(iii)

contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any U.S. Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any TK Company or any U.S. Governmental Authorization that otherwise relates to the business of, or any of the assets owned or used by, any TK Company;

(iv)	cause any of the assets owned by any TK Company to be reassessed or revalued by any U.S. taxing authority or other U.S. Governmental Body;

(v)

contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any TK Company;

(d)

the authorized equity securities of the Company consist of 5,000,000 shares of common stock, par value $0.01 per share, of which 2,500,000 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the sole record and beneficial owner and holder of the Shares, free and clear of all Encumbrances (other than pursuant to this Agreement). All of the outstanding equity securities of the TK Subsidiary are owned of record and beneficially by the Company, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any TK Company, except legends required by or reciting Legal Requirements. All of the outstanding equity securities of each TK Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any TK Company (other than pursuant to this Agreement). None of the outstanding equity securities of any TK Company was issued in violation of the Securities Act or any other Legal Requirement. No TK Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than TK Subsidiary) or any direct or indirect equity or ownership interest in any other business;

(e)

the March 31 Financial Statements were prepared in good faith, consistent with past practices and, while Seller disclaims any representation that such financial statements conform to GAAP, such financial statements, to Seller’s Knowledge, include all short term and long term assets and liabilities on the balance sheet and all material revenue, costs and expenses on the statements of profit and loss and statement of cash flows;

(f)

the books of account, stock record books, and other material records of the TK Companies, all of which have been made available to Sonic, are complete and correct in all material respects. At the Closing, all of those books and records will be in the possession of the TK Companies;

(g)

Schedule 4.1(g) contains a complete and accurate list of all Assets of the TK Companies. The TK Companies own all such Assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own, including all of the properties and assets reflected in the March 31 Financial Statements (except for personal property sold since the date of the March 31 Financial Statements in the Ordinary Course of Business), and all of the Assets purchased or otherwise acquired by the TK Companies from the date of the March 31 Financial Statements to the date hereof are listed in Schedule 4.1(g);

(h)

The Remediation Equipment owned by the Company has been field tested with positive results. As of the date of last use, it was in good operating condition and repair, and was adequate for the uses to which it was being put. The Remediation Equipment is currently being used for a project in Australia, and is subject to an Australian company’s right to purchase.

(i)

the TK Companies have filed or caused to be filed (on a timely basis since August 31, 1999) all tax returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered to Sonic all such tax returns filed since August 31, 1999. The TK Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by Seller or any TK Company. All tax returns filed by (or that include on a consolidated basis) any TK Company are true, correct, and complete. No TK Company is, or within the five-year period preceding the Closing Date has been, an “S” corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Sonic), no TK Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Sonic) has sold or will sell any property or assets to Sonic or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Sonic;

(j)

since March 31, 2005, there has not been any material adverse change in the business, operations, properties or assets, or financial condition of any TK Company, and no event has occurred or circumstance exists that may result in such a material adverse change;

(k)

there are no pension, welfare or other benefit plans, including plans under ERISA, of a TK Company, except for the Company’s 401(k) plan and money purchase pension plan, copies of which have been delivered to Sonic. The Company is under no obligation and is subject to no liability, whether or not contingent, with respect to such plans except reasonable administration obligations;

(l)

Company holds all licences and permits, including the Operating Authorities described in Schedule 4.1(l), required for carrying on the Business in the manner in which it has been and is being carried on and all such licences and permits and Operating Authorities are in good standing and all necessary consents to the assignment of the Operating Authorities has been obtained;

(m)	except as disclosed in Schedule 4.1(m):

(i)

to the Seller’s Knowledge, the Company has not used any of its Facilities, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce, remediate or process Hazardous Substances nor otherwise conducted any Hazardous Activity, except in compliance with Legal Requirements, including Environmental Laws and Occupational Safety and Health Laws,

(ii)

to the Seller’s Knowledge, the conduct of the Business and the use of the Remediation Equipment by the TK Companies is, and at all times has, complied with all Environmental Laws, Occupational Safety and Health Laws and other material Legal Requirements,

(iii)

to the Seller’s Knowledge, none of the TK Companies or the Business, Assets or Facilities of the TK Companies are subject to any Environment, Health and Safety Liabilities and no such liabilities are pending or Threatened,

(iv)

Neither the Seller nor any TK Company has received any actual or Threatened order, notice or other communication from any Person, including any Governmental Authority or client in connection with the Business, of any actual or potential violation or failure to comply with any Environmental Law Occupational Safety and Health Law or other material Legal Requirement or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility, from the use of the Remediation Equipment or otherwise from the conduct of the Business,

(v)

the Seller has made available to Sonic all notices filed under applicable Environmental Law or Occupational Safety and Health Laws, judgment, decree, order, injunction, rule, statute or regulation indicating past or present Hazardous Activity,

(n)

Schedule 4.1(n) lists all of the Applicable Contracts of the TK Companies. Each such contract is, as of the date hereof, and will continue to be after the Closing, a legal, valid, binding obligation, enforceable against, and in full force and effect against the Company and, to Seller’s knowledge, all the other parties thereto on identical terms following the Closing. There is no breach, violation or default by any TK Company and no event (including, without limitation, the consummation of the Contemplated Transactions) which, with notice or lapse of time or both, would (i) constitute a breach, violation or default by such TK Company under any such Applicable Contract or (ii) give rise to any lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against such TK Company under, any such Applicable Contract. To the Seller’s Knowledge, no other party to any of such Applicable Contracts is in arrears in respect of the performance or satisfaction of the terms and conditions on its part to be performed or satisfied under any of such Applicable Contracts, no waiver or indulgence has been granted by any of the parties thereto and no party to any of such Applicable Contracts has repudiated any provision thereof;

(o)

attached as Schedule 4.1(o) is a complete and accurate list of all employees of the TK Companies, together with particulars of the material terms and conditions of employment of such persons, and each employee has been, on the date hereof and will have been on the Closing Date, paid all wages, income and any other sums due and owing to it by TK Companies;

(p)

Schedule 4.1(p) is a complete and accurate description of all insurance policies held by TK Companies and, to the Seller’s Knowledge, each insurance policy is in full force and effect and no TK Company is in default with respect to the payment of premiums on any such policy and no claim is pending under any such policy;

(q)

except as limited by the Mitsubishi and Collex licenses delivered to Sonic and referenced in Schedule 4.1(n), Seller and the TK Companies collectively own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property, individually or in the aggregate, material to the operation of the Business as currently conducted, and on Closing the Company will be the sole legal and beneficial owner of all such Intellectual Property. Each item of Intellectual Property owned or used by Seller and TK Company on the date hereof will be owned or available for use by Company on identical terms and conditions immediately subsequent to the Closing. Each of the Seller and each TK Company has taken all necessary action, and continues to do so, to maintain and protect each item of Intellectual Property that it owns or uses;

(r)

to Seller’s Knowledge, neither the Seller nor any TK Company has interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties. Neither Seller nor any TK Company has received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To Seller’s Knowledge, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of Seller or any TK Company;

(s)

Schedule 4.1(s) identifies each item of Intellectual Property owned by or licensed by the TK Companies, including each patent and each pending patent application which has been filed by the Seller and the TK Companies and all copyrights and trademarks of the Seller relating to the Business and the Company and of the TK Companies. With respect to each patent, to Seller’s Knowledge, there is no legally sufficient basis for invalidating any claim therein and Seller is not aware of any substantial suggestion or assertion that any such claim is invalid or unenforceable. To Seller’s Knowledge, the patent applications identified on Schedule 4.1(s) hereto have been properly prepared and filed. Schedule 4.1(s) identifies each license, agreement and other permission that Seller and the TK Companies have granted to any third party with respect to any of its Intellectual Property. The Seller has made available to Sonic correct and complete copies of all registrations, patent applications, licenses, agreements and permissions (as amended), identified in Schedule 4.1(s) hereto, and has made available to Sonic correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. With respect to each item of Intellectual Property required to be identified in Schedule 4.1(s):

(i)	the Seller or relevant TK Company possesses all right, title and interest in and to the item, free and clear of any Encumbrance, license or other restriction;

(ii)	the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; and

(iii)

except as set forth in any Applicable Contract delivered to Sonic, Seller or such TK Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item;

(t)	neither the Seller nor any officer, director or employee of the Company or any Related Party of the foregoing is indebted or under obligation to the Company on any account;

(u)

except as addressed in Section 7.2(a), and as set forth in Section 8.3, neither the Seller nor any officer, director or employee of the Company or any Related Party of the foregoing is a party to any agreement pursuant to which the Company is indebted or under an obligation of payment to such Person;

(v)

except with respect to the Stockton Receivable, there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of a TK Company or the Seller) pending or, to the Seller’s Knowledge, Threatened, by or against or affecting the TK Companies, at law or in equity, or before or by any court or any Governmental Body;

(w)	Seller is aware that the issuance and sale of the Shares has not been and will not be registered under the Securities Act or any applicable state securities laws;

(x)

Seller is acquiring the Sonic Shares as principal, for investment only and not with a view to resale or distribution and will not resell or otherwise transfer or dispose of the Shares except in accordance with the provisions of applicable securities laws and in the jurisdiction in which any resale offer is received;

(y)	Seller has such knowledge and experience in financial and business affairs as to be capable of evaluating the merits and risks of, and protecting his own interests in connection with, the Contemplated Transaction and is able to bear the economic risk of loss of his investment in the Sonic Shares;

(z)

Seller understands that all certificates representing the Sonic Shares will (a) bear a legend referencing the Escrow Agreement, (b) bear a legend to the effect that the securities represented by the certificates are subject to a hold period and may not be traded until the expiry of such hold period, except as permitted by applicable securities laws, and (c) bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

(aa)	no dividends or other distribution on any shares in the capital of the Company have ever been made, declared or authorized;

(bb)	the Company has not before the date of this Agreement:

	(i)	acquired any property from a person with whom it was not dealing at arm’s length; or

	(ii)	disposed of anything to a Person with whom the Company was not dealing at arm’s length for proceeds less than the fair market value.

(cc)	since March 31, 2005

	(i)	the Company has not waived or surrendered any right of material value;

	(ii)	the Business of the Company has been carried on in the ordinary course; and

	(iii)	no material capital expenditures have been authorized or made.

PART 5
BUYER’S REPRESENTATIONS

5.1    Sonic’s Representations.

          In order to induce the Seller to enter into and consummate this Agreement, Sonic and Merger Sub represent and warrant, jointly and severally, to the Seller and the Company as follows:

(a)	Sonic is a corporation duly incorporated under the laws of the Province of British Columbia is a reporting company and is a valid and subsisting corporation in good standing with the Office of the Registrar of Companies of British Columbia, has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been duly and validly authorized by all requisite proceedings;

(b)

Merger Sub is a corporation duly incorporated under the laws of State of California and is a valid and subsisting corporation in good standing under the laws of the State of California, has the power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all of which have been duly and validly authorized by all requisite proceedings;

(c)

Sonic’s common shares trade on the TSX Venture Exchange, and Sonic has not received any notice of any pending or actual de-listing or suspension of trading therefrom,, nor has reason to believe any such notice is pending or Threatened;

(d)

no securities commission or similar regulatory authority has issued any order which is currently outstanding preventing or suspending trading in any securities of Sonic, and Sonic is not in default of any requirement of securities laws of the Provinces of Canada;

(e)

neither the execution of this Agreement nor the performance by Sonic of its obligations hereunder will result in a breach by it of any term or provision or constitute a default under any deed of trust or any other agreement to which it is bound;

(f)

this Agreement constitutes a legal, valid, and binding obligation of Sonic and Merger Sub, enforceable against Sonic and Merger Sub in accordance with its terms. Upon the execution and delivery by Sonic of the Seller’s Closing Documents to which it is a party, such Agreements will constitute legal, valid, and binding obligations of Sonic, enforceable against Sonic in accordance with their respective terms. Sonic and Merger Sub have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents to which they are a party and to perform their obligations thereunder; and

(g)

the Sonic Shares issued to Seller hereunder will be duly and validly issued. The Sonic Shares issuable to Seller after the Closing shall be reserved for issuance as of the Closing Date. Subject to (i) restrictions under the Escrow Agreement (ii) a restriction under securities laws of British Columbia that will impose a hold period on the Sonic Shares for four months following the Closing Date and corresponding legend on the applicable share certificates during that period, (iii) restrictions imposed by the Securities Act in respect of the resale of unregistered securities outside the United States, and (iv) notification and reporting requirements applicable to insiders and control persons pursuant to securities laws of the provinces of Canada, as applicable, the Sonic Shares may be traded through the facilities of the Exchange in ordinary course transactions.

PART 6
SELLERS’ COVENANTS

6.1     Seller’s Covenants.

          The Seller and the Company covenants and agrees with Sonic as follows:

(a)

Consents. Both before and after the Closing, the Seller will use its best efforts to assist Sonic in obtaining from all Governmental Authorities and all other persons all such approvals and consents in form and on terms satisfactory to counsel for Sonic as are necessary or required in order to permit the Closing of the Contemplated Transactions.

(b)

Books and Records. At any time up to the Closing Date, during normal business hours and with reasonable prior notice, the Seller and the Company will permit Sonic and its auditors, solicitors and other authorized persons to make such investigation of the properties and assets of the TK Companies, and of its financial and legal condition and its properties and assets, as Sonic considers necessary or advisable to familiarize itself with such properties, assets and other matters, and to have full access to the Facilities and to all records, documents and other information related to the Business, the Seller and the TK Companies, including all working papers (internal and external) and details of accounts and inventories prepared, obtained or used in connection with the preparation of financial statements. Following the date of this Agreement until the Closing, Seller will provide to Sonic all documents and information that, to Seller’s Knowledge, are material or could have a material impact on the TK Companies or the business affairs or financial condition of the TK Companies which has not previously been disclosed to Sonic and which could reasonably be expected to have an adverse effect upon the business, operations, properties, assets or financial prospects of the TK Companies.

(c)

Escrow. At Closing, Seller will enter into an escrow agreement (the “Escrow Agreement”) pursuant to which Sonic Shares issued to Seller hereunder will be restricted from trading until released from escrow. All Sonic Shares issued to Seller will, immediately upon issue, be delivered into escrow. Pursuant to the Escrow Agreement, each time a tranche of Sonic Shares is placed into escrow, those shares will become subject to a release schedule in which 10% of the original amount will be released at four month intervals until all Sonic Shares in that tranche are released (being 10 increments for an aggregate of 40 months for each tranche). Sonic Shares held in escrow will be subject to cancellation and returned to treasury upon the occurrence of a Disqualifying Event. Seller will be entitled to exercise all voting rights and dividend rights to Sonic Shares that are in escrow.

(d)

No Negotiation. Until such time, if any, as this Agreement is terminated, Seller and Company will not, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Sonic) relating to any transaction involving the sale of the Business or Assets of any TK Company, or any of the capital stock of any TK Company, or any merger, consolidation, business combination, or similar transaction involving any TK Company.

(e)	Interim Management - Negative Covenants. From the date of this Agreement to the Closing Date, the Seller will not, and will not permit any TK Company to, without the prior consent in writing of Sonic:

	(i)	except in the Ordinary Course of Business, purchase or sell, consume or otherwise dispose of any of the Assets;

	(ii)	enter into any contract or assume or incur any liability relating to or in any way affecting the Business except in the Ordinary Course of Business;

	(iii)	settle any accounts receivable of a material nature at less than face value;

	(iv)	waive or surrender any material right in connection with the Business;

	(v)	discharge, satisfy or pay any lien, encumbrance, obligation or liability in connection with the Business except in the Ordinary Course of Business;

	(vi)	make any material capital expenditures or commitment for any material capital expenditures in connection with the Business; or

(vii)

issue any securities in the capital of a TK Company or any securities convertible or exchangeable into securities in the capital of a TK Company or transfer or grant an Encumbrance over any currently issued securities in the capital of a TK Company to any Person.

(f)

Release. At the Closing, Seller will, and will cause each other director and officer of the TK Companies and the recipients of the Loan Repayment funds from the Company referenced in Section 8.3 following receipt of such funds to deliver a release of all claims, debts and any and all other rights as against the TK Companies as of the Closing Date (the “Seller’s Releases”).

(g)	Interim Management - Positive Covenants. From the date of this Agreement to the Closing Date, the Seller and the Company will cause the TK Companies to:

	(i)	carry on the Business in the Ordinary Course of Business and substantially in accordance with the procedures and practices currently in effect;

	(ii)	maintain insurance on the Assets as they are insured on the date of this Agreement;

	(iii)	use their best efforts to preserve and maintain the goodwill of the Business and keep available the services of current officers, employees and directors;

(iv)	confer with Sonic on all operational matters of a material nature; and

(v)	do all necessary repairs and maintenance to the Assets and take reasonable care to protect and safeguard those assets.

(h)

Notice. If Seller determines a state of facts exists which will result in an untrue representation, the non-fulfilment of any condition, any material detrimental change to the Assets or the Business or constitute a Breach of this Agreement, the Seller will as soon as is reasonably possible notify Sonic of such facts.

(i)

Assignment of Intellectual Property. Seller will, prior to the Closing, transfer to the Company all legal and beneficial interest held by Seller in all Intellectual Property used by or for the benefit of the Business, including the Intellectual Property listed in Schedule 3.1(s).

(j)

Annual Financial Statements. Forthwith following the date of this Agreement, Seller and Company will commence preparation of preliminary Annual Financial Statements, and will co-operate with the auditors of Sonic, Staley Oakada, in connection with the audit of those financial statements and preparation of an audit report on such financial statements. Seller will complete the preliminary Annual Financial Statements no later than 60 days following the date of this Agreement.

PART 7
BUYER COVENANTS

7.1    Sonic’s Covenants – Pre-Closing.

          Sonic covenants and agrees with the Seller that as promptly as practicable after the date of this Agreement, Sonic will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sonic will, and will cause each Related Person to, cooperate with Seller with respect to all filings that are required to be made by Seller pursuant to Legal Requirements in connection with the Contemplated Transactions, and cooperate with Seller in obtaining all Consents required in order to complete the Contemplated Transactions, including all consents relating to restrictions on assignment in the Applicable Contracts; provided that this Agreement will not require Sonic to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Consent or Governmental Authorization.

7.2      Sonic Covenants – Post-Closing.

(a)

Sonic covenants that following the Closing, Sonic will for six months following the Closing Date provide funding to the Surviving Corporation sufficient to permit the Surviving Corporation to continue carrying on Business in a manner no less significant than that carried on as at the date of this Agreement. Sonic covenants that with respect to all obligations regarding indebtedness of the Company in which Seller is a guarantor or Seller personally or his assets are otherwise obligated with respect to such indebtedness (“Seller Guarantees”), Sonic will within six months following the Closing either: (i) obtain a release of

Seller from the Seller Guarantees; (ii) retire the amount owing under such indebtedness and terminate the principal agreement in which the indebtedness has arisen; or (iii) make such other security arrangements on the indebtedness as are acceptable to Seller (collectively, a “Seller Guarantee Settlement”). If the completion of the Contemplated Transactions would cause a breach of or accelerate or crystallize contingent payment obligations under a Seller Guarantee or the principal indebtedness underlying a Seller Guarantee and Company is unable to obtain a consent or waiver of such breach, acceleration or crystallization prior to Closing, Sonic will complete the Seller Guarantee Settlement on the applicable Seller Guarantee at or prior to Closing. Sonic agrees to indemnify Seller for any amount payable by Seller from the Seller Guarantees that arises following the Closing;

(b)	Sonic covenants to add Seller as a nominee to the board of directors of Sonic at the next annual meeting of Sonic;

(c)	Sonic covenants to use reasonable commercial efforts to complete the financing contemplated in paragraph 9.1(i);

(d)

Sonic covenants and agrees, so long as Seller is eligible to receive Purchase Price pursuant to Section 3.2, that it will operate the Business in good faith and in a manner designed, in Sonic’s reasonable judgment, to maximize the value of the Business to Sonic, and will maintain the Surviving Corporation as primarily responsible for development and operations of the Business;

(e)

Sonic covenants and agrees that each payment of Purchase Price pursuant to paragraphs 3.1(b), (c) and (d) shall be accompanied by a calculation showing in reasonable detail how the payment was determined and certified by an officer of Sonic.

PART 8
MUTUAL COVENANTS

8.1

Short-Form Merger Agreement. Sonic and Seller shall agree to the terms of the Short- Form Merger Agreement, and Sonic shall make arrangements for the Short-Form Merger Agreement to be filed with the Secretaries of State of the States of California and Oklahoma. At the Effective Time, the Company and the Merger Sub shall execute the Short-Form Merger Agreement.

8.2	Employment.

          At the Effective Time, Seller and the Surviving Corporation will enter into an employment agreement (the “Employment Agreement”) substantially in the form attached in Schedule 8.1 of this Agreement.

8.3     Shareholder Loan Repayment.

          At the Closing, Sonic will loan to the Company U.S.$488,694.70 (the “Loan Repayment”). Seller and Sonic will cause the Company to immediately pay such funds as follows in settlement of all outstanding loans owed by Company to non-arm’s length Persons:

(a)	to Carl and Mary Cash, U.S.$362,076; and

(b)	to Kathy and Alan Cash, U.S.$126,618.70.

8.4     Stockton Receivable.

          The Seller and Sonic will use reasonable commercial efforts to cause repayment of the Stockton Receivable.

PART 9
BUYER’S CONDITIONS PRECEDENT

9.1     Conditions Precedent.

          The obligations of Sonic and Merger Sub under this Agreement are subject to the following conditions, which are for the exclusive benefit of Sonic and Merger Sub, being fulfilled in all material respects in the reasonable opinion of Sonic at the Closing or being waived by Sonic at or before the Closing:

(a)

the representations and warranties of the Seller and Company contained in this Agreement will be true and correct as of the Execution Date and on and, as updated by Seller and Company to reflect interim development in a manner acceptable to Sonic, as of the Closing Date;

(b)	the Seller and Company will have performed all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

(c)	completion of a due diligence review of the TK Companies by Sonic with results satisfactory to Sonic;

(d)	approval of the Contemplated Transactions by the Board of Directors of Sonic;

(e)	no action or proceeding will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i) the Merger; and

(ii) the right of the Company to conduct its operations and carry on the Business in the normal course as the Business and its operations have been carried on in the past;

(f)	the TK Companies will have the benefit of all licences and permits, contracts, agreements and leases, including the Operating Authorities, necessary to permit it to carry on the Business as carried on by TK Companies, and all Consents required in connection with the Contemplated Transactions will have been obtained on or before the Closing Date;

(g)	approval or conditional approval of the Contemplated Transactions by the Exchange;

(h)	delivery of the opinion set forth in paragraph 11.2(d);

(i)

Since June 30, 2005, the absence of any material transaction out of the Ordinary Course of Business (other then a transaction undertaken by the Company which is consented to in writing by Sonic ) or any material adverse change in the financial condition, assets, liabilities (contingent or otherwise) or results of operations of the TK Companies or the Business; and

(j)

completion by Sonic of an equity financing transaction through the sale of its securities no later than 120 days following the date of this Agreement in an amount of no less than U.S.$5,000,000 and at a price of no less than Cdn.$2.00 per Sonic Share (or equivalent) in which at least a portion of the proceeds are allocated to pay amounts owing by Sonic under this Agreement.

9.2     Termination - Conditions Precedent.

          If any of the conditions in this Part 9 are not fulfilled or waived by the Closing Date, Sonic may terminate this Agreement by notice in writing to the Seller. In such event, Sonic and Merger Sub will be released from all obligations under this Agreement.

9.3     Waiver.

          The conditions in this Part 9 may be waived in whole or in part without prejudice to any right of rescission in the event of the non-fulfilment of any other condition or conditions.

PART 10
SELLERS’ CONDITIONS PRECEDENT

10.1    Conditions Precedent.

          The obligations of the Seller and Company under this Agreement are subject to the following conditions, which are for the exclusive benefit of the Seller and Company, being fulfilled in all material respects in the reasonable opinion of the Seller at the Time of Closing or being waived by the Seller at or before the Closing:

(a)	the representations and warranties of Sonic and Merger Sub contained in this Agreement will be true and correct as of the Execution Date and on and as of the Closing Date;

(b)	Sonic will have performed all covenants and agreements in this Agreement agreed to be performed or caused to be performed by it on or before the Closing Date;

(c)	Sonic shall not have issued any equity securities with rights superior to those of its common shares; and

(d)	The absence of any material adverse change in the financial condition, assets, liabilities (contingent or otherwise) or results of operations of Sonic.

10.2 Termination - Conditions Precedent.

          If any of the conditions in this Part 10 are not fulfilled or waived, the Seller on the Closing Date may terminate this Agreement by notice in writing to Sonic. In such event, the Seller and Company will be released from all obligations under this Agreement.

10.3 Termination - Other.

          The parties hereto agree that Seller is responsible for the conduct of the Business between the date of this Agreement and Closing, subject to the restrictions in favour of Sonic set forth in Part 6 of this Agreement, which include an obligation on the part of Seller to obtain Sonic’s consent prior to completing a transaction that is Outside the Ordinary Course of Business. If, prior to Closing, Seller seeks Sonic’s consent to any such transaction that Seller reasonably believes will further the Business and, after good faith discussions, Sonic unreasonably refuses to provide its consent to such transaction, Seller may terminate this Agreement. In such event, Seller and Company shall be released from all obligations under this Agreement.

10.4 Waiver.

          The conditions in this Part 9 may be waived in whole or in part without prejudice to any right of rescission in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

PART 11
CLOSING ARRANGEMENTS

11.1 Place.

          The Closing will take place on the earlier of January 23, 2006 and 15 days following completion or waiver of all conditions precedent, at the offices of Goodmans, Vancouver, British Columbia, or such other date and such other place as may be mutually agreed by the parties,

11.2 Seller Deliveries.

          At the Closing, upon fulfilment of all conditions precedent set out in Part 9 and 10 which have not been waived in the manner provided by Section 9.3 and 10.4 as applicable, the Seller and Company will deliver to Sonic and Merger Sub:

(a)

possession of all books, records, book accounts, lists of suppliers and customers of the TK Companies and all other documents, files, records and other data, financial or otherwise, relating to the Business;

(b)	certificates respecting all the Shares duly endorsed for transfer;

(c)	executed copies of the Escrow Agreement, Employment Agreement and Releases;

(d)

an opinion of Peter D. Taylor, Attorney of Law, A Professional Corporation, dated the Closing Date, opining as to such matters regarding the TK Companies and Seller as Sonic requests, acting reasonably and consistent with practice in California for merger transactions of a similar size;

(e)	certified resolutions of the Company approving the Contemplated Transactions;

(f)	resignations of each of the directors and officers of the TK Companies; and

(g)	such other certificates, instruments and other documents as Sonic and its counsel may reasonably request in connection with the Closing.

11.3 Sonic Deliveries.

          At the Closing, Sonic and Merger Sub will deliver the following:

(a)	a loan to Terra-Kleen equal to the Loan Repayment amount;

(b)

a certificate representing the Sonic Shares to be issued pursuant to paragraph 3.2(a) accompanied by a calculation showing in reasonable detail how the payment was determined and certified by an officer of Sonic;

(c)	executed copies of the Escrow Agreement and Employment Agreement; and

(d)	a certified resolution of Sonic approving the Contemplated Transactions;

PART 12
NON-COMPETITION

12.1

          In this Part:

(a)	“Competitive Business” means any business which is involved in the Business or involved in another part of the business of Sonic in which Seller is actively engaged on behalf of Sonic;

(b)	“Customer” means any person who has been a customer of Sonic or its Affiliates at any time within a period of one year prior to the date of termination or expiration of the Employment Agreement;

(c)

“Restricted Area” means North America, Australia and Japan and such other jurisdictions in which Seller has actively conducted business on behalf of Sonic and its Affiliates or been actively engaged in establishing contacts in furtherance of the business of Sonic and its Affiliates; and

(d)	“Restricted Period” means four years from the Closing Date.

12.2 Non-Competition.

          Seller will not, during the Restricted Period and within the Restricted Area,

(a)	directly or indirectly carry on, engage in or participate in, any Competitive Business either alone or in partnership or jointly or in conjunction with any other person;

(b)

directly or indirectly assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any person to carry on, engage in or participate in, a Competitive Business; and

(c)

have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any person, if any part of the activities of such person consists of carrying on, engaging in or participating in a Competitive Business except holding securities of a public company constituting less than 10% of its outstanding share capital;

12.3 Non-Solicitation.

          During the Restricted Period and within the Restricted Area, the Executive will not:

(a)	directly or indirectly solicit any Customer;

(b)

directly or indirectly assist (whether as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any person directly or indirectly to solicit any Customer; or

(c)

have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever) in or with any person if any of the activities of which person consists of soliciting any Customer except holding securities of a public company constituting less than 10% of its outstanding share capital;

if such solicitation would, directly or indirectly, be intended to result in a sale of any product or service to such Customer and is directly or indirectly competitive or potentially competitive with any product or service then produced by the Business.

12.4 Employees, etc.

          Seller will not during the Restricted Period, directly or indirectly, solicit any individual who to his knowledge is employed by Sonic, or any of its Affiliates, to leave the employ of Sonic or any of its Affiliates without the prior written consent of Sonic.

12.5 Covenants Reasonable.

          The Seller agrees that:

(a)

the covenants in this Part are reasonable in the circumstances and are necessary to protect Sonic in that a principle reason for the Merger is to entitle Sonic to acquire the goodwill of the Company from the Seller; and

(b)

the breach by him of any of the provisions of this Agreement would cause serious and irreparable harm to Sonic and its shareholders which could not adequately be compensated for in damages in the event of a breach by him of such provisions or an order of injunction being issued against him restraining him from any further breach of such provisions and agrees that such injunction may be issued against him without the necessity of an undertaking as to damages by Sonic or its shareholders; the provisions of this section shall not be construed so as to be in derogation of any other remedy which Sonic or any of its shareholders may have in the event of such a breach.

12.6 Covenants Independent.

          The existence of any claim or cause of action of the Seller against Sonic will not constitute a defence to the enforcement by Sonic of the provisions of this Agreement.

12.7 Invalidity.

          In the event that any term or provision of this Part shall, to any extent, be invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

PART 13
GENERAL

13.1 Survival of Representations.

          The representations and warranties of the parties contained in this Agreement will survive the closing of the transactions contemplated by this Agreement and remain in full force and effect for thirty-six months thereafter notwithstanding any waiver hereunder unless such waiver was made after notice in writing setting forth the Breach provided that the representations and warranties set forth in paragraph 4.1(o) and 4.1(u) will survive and remain in full force and effect until their expiry under the Statute of Limitations of California. With the exception of a Breach of the representations in paragraph 4.1(o), a failure by a party to exercise, or a delay by it in exercising, a right in respect of a Breach of representation or warranty for a period of six months or more following the date the party becomes aware of the Breach will be deemed to constitute a waiver of all rights arising under this Agreement in respect of such Breach, and, for greater certainty, such party will not be entitled to make a claim in respect of the indemnity provisions of this Agreement with respect to such Breach. For the purposes of this Section, the term “aware” means actual knowledge or knowledge that the party should reasonably have known in respect of the facts forming the basis of the Breach of the representation and warranty.

13.2 Indemnification by the Seller.

          The Seller covenants and agrees to indemnify and save harmless Sonic from any loss, damage, liability, cost and expense (including without limitation any tax liability) suffered by Sonic directly or indirectly as a result of or arising out of any Breach of the Seller contained in this Agreement; provided, however, that Seller shall have no obligation to indemnify Sonic from and against any such loss, damage, liability, cost or expense until the same has aggregated in excess of Fifty Thousand Dollars ($50,000); and provided, further, that the maximum aggregate liability of the Seller to indemnify Sonic hereunder shall be limited to the value of all Purchase Price actually received or receivable by Seller pursuant to Section 3.2(d) .

13.3 Right of Set-Off.

          Sonic shall have the right to satisfy any amount from time to time owing by the Seller to Sonic pursuant to Section 13.2 of this Agreement by way of set off against any amount from time to time owing by Sonic to the Seller pursuant to Section 3.2(d) .

13.4 Sonic Indemnity.

          Sonic covenants and agrees to indemnify and save harmless Seller from any loss, damage, liability, cost and expense (including without limitation any tax liability) suffered by Seller directly or indirectly as a result of or arising out of any Breach of Sonic contained in this Agreement; provided, however, that Sonic shall have no obligation to indemnify Seller from and against any such loss, damage, liability, cost or expense until the same has aggregated in excess of Fifty Thousand Dollars (US$50,000); and provided, further, that the maximum aggregate liability of Sonic to indemnify Seller hereunder shall be limited to US$500,000.

13.5 Fees.

          Sonic shall pay directly any external audit and legal expenses incurred by Company and Seller prior to the Closing and arising as a result of the Contemplated Transactions to a maximum of US$50,000. Otherwise, each of the parties will bear the fees and disbursements of the lawyers, accountants and consultants engaged by them in connection with this Agreement. This obligation of Sonic shall survive any termination of the Agreement.

13.6 Notices.

          In this Agreement:

(a)

any notice or communication required or permitted to be given under this Agreement will be in writing and will be considered to have been given if delivered by hand or transmitted by facsimile transmission to the address or facsimile transmission number of each party set out below:

	(i)	if to Seller:

Terra-Kleen Response Group, Inc. 3970 Sorrento Valley Blvd., Suite B San Diego, CA 92121

Attention: Alan Cash
Facsimile: (858) 558-8759

(ii)	if to Sonic:

Sonic Environmental Solutions Inc.
2100-1066 West Hastings Street
Vancouver, BC V6E 3X2

Attention: James Hill
Facsimile: (604) 736-2558

with a copy to:

Goodmans
1900- 355 Burrard Street
Vancouver, BC V6c 2G8

Attention: David Redford
Fax No.:

or to such other address or facsimile transmission number as any party may designate in the manner set out above;

(b)	notice or communication will be considered to have been received:

(i)

if delivered by hand during business hours on a Business Day, upon receipt by a responsible representative of the receiver, and if not delivered during business hours, upon the commencement of business on the next Business Day; and

(ii)

if sent by facsimile transmission during business hours on a Business Day, upon the sender receiving confirmation of the transmission, and if not transmitted during business hours, upon the commencement of business on the next Business Day.

13.7 Public Announcements.

          An initial press release concerning the Merger and the transactions contemplated hereby shall be issued by Sonic on or after the date of this Agreement. Sonic and Seller shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any other press release or public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement of Sonic with any securities exchange or securities quotation system. In addition to the foregoing, neither Sonic nor Seller shall issue any press release or otherwise make any public statement or disclosure concerning non-public information relating to the other party’s business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, or except as required by Legal Requirements.

13.8 Further Assurances.

          Each of the parties will execute and deliver such further documents and instruments and do such acts and things as may, before or after the Closing Date, be reasonably required by another party to carry out the intent and meaning of this Agreement and to assure to Sonic the Shares.

13.9 Headings.

          The headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

13.10 Governing Law.

          This Agreement will be construed and enforced in accordance with, and the rights of the parties will be governed by the laws of State of California, and the parties agree to irrevocably attorn to exclusive jurisdiction of the courts of the State of California.

13.11 Benefit and Binding Nature of the Agreement.

          This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

13.12 Entire Agreement.

          This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

13.13 Specific Performance.

          The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder. The party prevailing in any proceeding seeking such a decree shall be entitled to payment of all reasonable legal fees and expenses by the non-prevailing party.

13.14 Severability.

          The invalidity or unenforceability in whole or in part of any covenant, promise or undertaking, or any section, subsection, sentence, clause, phrase, word, or any of the provisions of this Agreement, will not affect the validity or enforceability of the remaining portions of this Agreement. If for any reason, any provision is determined to be invalid or in conflict with any existing, or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation or have any other effect upon such other provisions of this Agreement as may remain otherwise valid, and the latter will continue to be given full force and effect and bind the parties hereto.

13.15 Amendment.

          This Agreement may be amended only by an agreement in writing executed by each of the parties hereto.

13.16 Counterparts.

          This Agreement may be executed in any number of counterparts, with the same effect as if all the parties had signed the same document, and will become effective when one or more counterparts have been signed by all of the parties and delivered to each of the other parties. All counterparts will be construed together and evidence only one agreement, which, notwithstanding the dates of execution of any counterparts, will be deemed to be dated the date first above written, and only one of which need be produced for any purpose.

13.17 Facsimile Execution.

          This Agreement may be executed by the parties and transmitted by facsimile and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original agreement.

          TO EVIDENCE THEIR AGREEMENT each of the parties has executed this Agreement as of the date first written above.

	}	“Alan Cash”
Witness		Alan Cash

TERRA-KLEEN RESPONSE GROUP, INC.

“Alan Cash”
Authorized Signatory

SONIC ENVIRONMENTAL SOLUTIONS INC.

“Adam Sumel”
Authorized Signatory

SONIC ENVIRONMENTAL SOLUTIONS (USA) INC.

“Adam Sumel”
Authorized Signatory

SCHEDULE 4.1(a)

CORPORATE INFORMATION

Terra-Kleen Response Group, Inc
An Oklahoma Corporation authorized to do business as a foreign corporation in California, Oklahoma and North Carolina
Capitalization: 5,000,000 shares authorized, $0.01 par value,
2,500,000 shares issued to Alan B. Cash

Terra-Kleen Limited
A North Carolina Corporation
Capitalization: 50,000 shares authorized, no par value,
20,000 shares issued to Terra-Kleen Response Group, Inc.

SCHEDULE 4.1(d)

MARCH 31 FINANCIAL STATEMENTS

See attached.

SCHEDULE 4.1(g)

ASSETS

As of March 31, 2005 Terra-Kleen has the following Assets:

Cash                        (5,745.06)
AR                           116,674.56
Other Current Assets $1,733,131 (including $1,564,186 representing the Stockton Claim)
Equipment              $245,0452
Other Assets         $26,097

In more detail:

Cash is negative as a result of checks written on March 31, 2005 in anticipation of receiving accounts receivable. Checks written were held until A/R was received.

AR	Includes three customers:
Collex Pty Ltd. for work on the Huntsman site $116,274.56 (now collected)
Mitsui Engineering for miscellaneous costs $400.00

Other Current Assets Includes:

Unbilled Receivables:                  $1,564,186 which is comprised of the Stockton Claim and any leftover from work from the Carolina Contract.

The Stockton Claim filed with the Government is $1,269,077.44. This figure includes interest due from IT Corporation from the filing of the claim in August, 2000. The Department of Defense Contract Review Board is currently reviewing this claim for payment in full. In addition to the $1,269,077.44, if awarded, Terra-Kleen is entitled to interest from the US Government from August 2002. Interest from August 2002 to March 31, 2005 is anticipated to be $190,361 if calculated as simple interest of 6.5% . We are unsure of the interest rate that will be paid.

Employee Advances	$1,766.72 is for various employees that have received advances

Supplies on Hand

$182,556 is for supplies within North Carolina and San Diego. Much of this supply is for Solvent. Terra-Kleen currently owns approximately 23,000 gallons of Isopropyl Alcohol. Note that the current price for IPA is $4.96 per gallon (Bulk delivery price, Dow Chemical Price, August 2005). A large portion of this solvent (17,000 gallons) is being sold to Collex as part of the Huntsman Job.

Prepaid Insurance	-$15,378.40 is negative due to an insurance payment being due.

Fixed Assets of $245,052 Include the following:

General Office Equipment in San Diego
5 computers
3 printers
1 copy machine
1 fax machine
Desks, chairs, filing cabinets, tables

Laboratory Equipment in San Diego
1 Distillation Rotary Evaporator
1 5 Gallon Electrical Evaporator Solvent Recovery Unit
1 Set of Bench-Scale Test Equipment
2 Gas Chromatography Units
1 Hot oil bath heater
1 Centrifuge
1 Set miscellaneous lab ware
1 Carbon Drum
1 Set Laboratory Chemicals
1 Set miscellaneous fittings and connectors

Vehicles
1 1996 Chevy Suburban
1 1986 Peterbuilt Roll-Off Truck
1 1989 Rolls Royce

Remediation Equipment
1 Containerized Distillation Unit
1 Containerized Air Cooler
1 Containerized Boiler
1 Containerized Boiler Return Unit
8 New-Style Extraction Containers
23 Old-Style Extraction Containers
2 Rotary Screw Air Compressors
2 50-Ton Commercial Chillers
2 Glycol pump skids
2 Positive Displacement Blower Assembly
2 Coalessors
2 Knock Out Tanks
1 23,000 Gallon Mobile Frac Tank
3 8,000 Gallon HDPE Storage Tanks
1 3,000 Gallon Water Treatment Tank
16 1-Ton GAC Containers
2 ALLU soil shreaders
1 Hot Oil Heating Unit
1 Set Manifolds, pumps & spare parts

SCHEDULE 4.1(l)

OPERATING AUTHORITIES

Terra-Kleen currently has the following Licenses:

General Engineering Contractor License for California, License Number 767416

Unlimited General Contracting License, Classification H (Grading & Excavation); S (Asbestos) for North Carolina, License No. 48340

County of San Diego, Department of Environmental Health, Unified Program Facility Permit, Number HK07-130486 6HK66

County of San Diego, Department of Environmental Health, Health Permit, Haz Mat Estab, H30486

City of San Diego, Certificate of Payment of Business Tax, Number B1996005514

Additionally, Terra-Kleen operates a treatment system under a specially passed regulation within the Federal Code of Regulations: 40 CFR 761.61 (A)

SCHEDULE 4.1(m)

ENVIRONMENT

Nil

SCHEDULE 4.1(n)

APPLICABLE CONTRACTS

Terra-Kleen has two ongoing working contracts as a result of licensing its Intellectual Property. These contracts are under the following license agreements as follows:

License and Technical Assistance Agreement Between Terra-Kleen Response Group, Inc. and Mitsubishi Heavy Industries, Ltd. dated January 1, 2001 and as amended by Amendment 1 dated 16 September 2003.

Master License and Technical Assistance Agreement Between Terra-Kleen Response Group, Inc. and Collex Pty Ltd dated 6 August 2004 and as amended by Amendment 1 dated June 10, 2005

In addition Terra-Kleen is currently working with Mitsui Engineering and Shipbuilding Ltd. (MES) without a contract. A contract is currently in negotiation.

Terra-Kleen maintains Agency contacts with the following parties:

Hattori Engineering, a verbal contract. Terms are Terra-Kleen pays 10% of initial license fees as the fees are received and 7% of ongoing royalty fees as received to Hattori Engineering to introduce to us customers, maintain the relationship with customers, and assist us with language and cultural differences.

TYT International, Inc., Exclusive Representation Agreement for Taiwan Alkali Industrial Corp.’s Dioxin & Mercury contaminated soil project in Anshun, Tainan, Taiwan, dated 9 August 2005. Terra-Kleen has agreed to pay 15% of profit received from work on this particular site, paid as received as a commission.

Further, Terra-Kleen has contracts with professionals (such as engagement letters) with various vendors for providing legal advice and accounting advice.

Lease of Corporate Headquarters of Terra-Kleen Response Group, Inc with Manufacturers Life Insurance Company (USA), a Michigan Corporation, pursuant to a Renewal Agreement dated February 17, 2005 for a 1 year term.

Bank Loans between:

		Original Amount	Estimated Owed

Terra-Kleen Response Group, Inc.	California Bank & Trust

	Loan #9892001717-1	$769,000.00	$525,640

	Dated June 19,2003

Terra-Kleen Response Group, Inc.	GE Capital Small Bus. Finance Corp.

	SBA Loan #PLP 438-309-4005	$410,000.00	78,858

	Dated March 22,2001

Terra-Kleen Response Group, Inc.	GE Capital Colonial Pacific

	Equip. Lease #90133401472	$19,326.96	3,900

	Dated September 29, 2003

Terra-Kleen Response Group, Inc.	North Island Financial Credit Union

	Auto Loan #114992972	$21,784.99	11,944

	Dated October 3, 2003

SCHEDULE 4.1(o)

EMPLOYEES

Alan B. Cash
President
Compensation:	$156,000.00
Hired: 12/20/1995
Benefits:	Health Insurance
401k Employer Savings Payment
Company Auto

Kathy Cash
Insurance Manager
Compensation:	$7,020.00
Hired: 3/1/1996
Benefits:	Health Insurance
401k Employer Savings Payment

Michael Voytilla
Contracts Manager
Compensation:	$103,500.00
Hired: 8/1/2002
Benefits:	Health Insurance
401k Employer Savings Payment

Lynda Reynolds
Office Manager
Compensation:	$39,561.00
Hired: 3/11/1996
Benefits:	Health Insurance
401k Employer Savings Payment

Robert Fortier
Site Employee
Compensation:	$27,040.00
Hired: 8/7/2005
Benefits:	Health Insurance

SCHEDULE 4.1(p)

LIST OF INSURANCE POLICIES

Insurance Coverages Between:

Terra-Kleen Response Group, Inc.	&	Hudson Specialty Ins. Co.

Policy #FEC5103738

	For	General Liability Coverage

Contractors Pollution Liability Coverage

Professional Liability Coverage

Terra-Kleen Response Group, Inc.	&	State Fund

Policy #1820042-05

Worker's Compensation Insurance

Terra-Kleen Response Group, Inc.	&	Travelers Property Casualty

Policy #QT660141D1432

Equipment Owned/Leased

SCHEDULE 4.1(s)

INTELLECTUAL PROPERTY

T-K #	Application	Patent #	Patent Date	For

1		5,434,332	7/18/1995	Process for Removing Hazardous, Toxic, & Radioactive wastes from Soils, Sediments, & Debris

2		6,027,651	2/22/2000	Process for Regenerating Spent Solvent

3		5,804,434	9/8/1998	Process for Removing Solvent from Soil & Debris

4	3078435.9	10/288,049	11/26/2004	Method for Treating Dioxin Contaminated Incineration Ash

5		6881010 B2	4/19/2005	Systems for on Site Treatment & Disposal of Contaminated Soils & Sediments

	Trademark 75/217244		4/7/1998	Supplying Solutions for Contaminated Soil

Copyright over reports, proposals, specifications and similar documents prepared by or on behalf of the TK Companies, Seller and employees of the TK Companies relating to the Business.

SCHEDULE 8.1

EMPLOYMENT AGREEMENT

For Discussion Purposes Only
DRAFT: 1 - December 13, 2005 at 9:43 AM

AMENDING AGREEMENT

THIS AMENDING AGREEMENT is made as of the 21st day of December, 2005

AMONG:

ALAN CASH, an individual resident at 5033 Seachase Street, San Diego, California, 92130

AND:

TERRA-KLEEN RESPONSE GROUP, INC., a corporation incorporated under the laws of Oklahoma

AND:

SONIC ENVIRONMENTAL SOLUTIONS INC., a corporation incorporated under the laws of British Columbia

AND:

SONIC ENVIRONMENTAL SOLUTIONS (USA) INC., a corporation incorporated under the laws of California

WHEREAS:

A.	The parties are party to an Agreement and Plan of Merger made as of September 26, 2005, (the “Merger Agreement”);

B.	The parties wish to have the adjustment provision in the Merger Agreement reflect more recent financial statements; and

C.	The parties wish to amend the Merger Agreement by executing this Amending Agreement.

NOW THEREFORE for good and valuable consideration the receipt and sufficiency of which is herby acknowledged, the parties agree as follows:

1.            The Merger Agreement is hereby amended as follows:

a)	reference to “Schedule 3.3 June 30 Financial Statements” is hereby added to section 1.2;

b)

the defined term “March 31 Financial Statements” in section 3.3 is hereby deleted and replaced with the words: “audited financial statements dated June 30, 2005 and attached hereto as Schedule 3.3”; and

c)	Schedule 3.3 “June 30 Financial Statements”, which is attached hereto, is hereby added as a schedule to the Merger Agreement.

For Discussion Purposes Only
DRAFT: 1 - December 13, 2005 at 9:43 AM

3.            The parties hereby confirm that all other terms and conditions of the Merger Agreement remain unamended and unaffected by this Amending Agreement and remain in full force and effect.

4.            This Amending Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Execution and delivery of this Amending Agreement may be made and evidenced by facsimile transmission.

IN WITNESS WHEREOF the parties have executed and delivered this Amending Agreement as of the date first above written.

	}	“Alan Cash”
Witness		ALAN CASH

TERRA-KLEEN RESPONSE GROUP, INC.

“Alan Cash”
Authorized Signatory

SONIC ENVIRONMENTAL SOLUTIONS INC.

“Ed Farrauto”
Authorized Signatory

SONIC ENVIRONMENTAL SOLUTIONS (USA) INC.

“Ed Farrauto”
Authorized Signatory